March 19, 1999




U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC   20549

RE:	Avanir Pharmaceuticals Power of Attorney

Ladies and Gentlemen:

I hereby appoint Gerald J. Yakatan, President and
Chief Executive Officer or Gregory P. Hanson, Vice
President, Finance and Chief Financial Officer of
Avanir Pharmaceuticals, to act as Power of Attorney and to file on my behalf Forms 4 and 5, reporting my transactions of Avanir Pharmaceuticals pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

This Power of Attorney will remain in effect until further notice in writing from me to this regard.

Sincerely,


/s/ Dennis J. Carlo
Dennis J. Carlo, Ph.D.
Director